Madrid, April 11, 2007

SYNDICATED FINANCING AGREEMENT

Amounting EUR 1,800,000,000

BY AND BETWEEN

ACCIONA, S.A.

as Borrower

and

THE ROYAL BANK OF SCOTLAND, plc	BANCO SANTANDER CENTRAL HISPANO, S.A.
BANCO BILBAO VIZCAYA AGRENTARIA, S.A.	CALYON SUCURSAL EN ESPAÑA NATIXIS S.A, SUCURSAL EN ESPAÑA

as Arrangers and Lenders

and

THE ROYAL BANK OF SCOTLAND, plc

as Agent

DLA PIPER, Spain, S.L.

Paseo de la Castellana, 35, 28006 Madrid

T: + 34 91 319 12 12

F: + 34 91 319 19 40

www.dlapiper.com

ANNEXES

ANNEX I:	COPY OF THE PROSPECTUS
ANNEX II:	TEMPLATE OF DRAWDOWN NOTICE
ANNEX III:	CONDITIONS PRECEDENT TO OR SIMULTANEOUS WITH THE EXECUTION
ANNEX IV:	TEMPLATE OF THE CERTIFICATION REGARDING THE FULFILMENT OF RATIOS

i

FINANCING AGREEMENT

Madrid, April 11, 2007

BETWEEN

On one part

ACCIONA, S.A. (hereinafter referred to as “ACCIONA” or the “Borrower”), a Spanish corporation with corporate domicile in Alcobendas (Madrid), Avenida de Europa, 18 and Tax Identification Number A-08001851. Acting on its behalf, duly empowered to do so, Mr. Valentín Francisco Montoya Moya, of legal age, with Spanish identification card number 50.539.787-R and Mr. Juan Gallardo Cruces, of legal age, with Spanish identification card number 691.950-H.

On the other part

THE ROYAL BANK OF SCOTLAND plc (hereinafter referred to as “RBS”), of Scottish nationality and corporate domicile in St. Andrew Square, 36, Edinburgh EH2 2YB, Scotland, incorporated on 31 October 1984 and recorded at the Mercantile Registry of Scotland under the number 90312. Acting on its behalf, duly empowered to do so, Mr. José María Arana Arbide, of legal age, with Spanish identification card number 15.940.550-D and Mr. Francisco Javier Sierra Sopranls, of legal age, with Spanish identification card number 42.090.488-P.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. (“BBVA”), with corporate domicile in Bilbao, Plaza de San Nicolás, 4 and Tax Identification Number A48265169. Acting on its behalf, duly empowered to do so, Mr. José María de Miguel Jiménez, of legal age, with Spanish identification card number 7.241.035-Z and Mr. Alvaro Barez Hernández, of legal age, with Spanish identification card number 16.294.332-M.

BANCO SANTANDER CENTRAL HISPANO, S.A. (“SAN”), with corporate domicile in 39004 Santander, Paseo de Pereda, 9-12 and Tax Identification Number A-39000013. Acting on its behalf, duly empowered to do so, Mr. Marco Antonio Achón Tuñón, of legal age, with Spanish identification card number 07.238.782-S and Mr. Juan Porras Aguirre, of legal age, with Spanish identification card number 24.194.191-P.

CALYON SUCURSAL EN ESPAÑA, S.A. (“Calyon”), with corporate domicile in Madrid, Paseo de la Castellana, 1 and Tax Identification Number A-00-11043-G. Acting on its behalf, duly empowered to do so, Mr. Rolando Menor Aguilera, of legal age, with Spanish identification card number 50.820.688-A and Mr. Javier Alvarez Villar, of legal age, with Spanish identification card number 7.230.899-K.

NATIXIS SUCURSAL EN ESPAÑA, S.A. (formerly called “NATEXIS BANQUES POPULAIRES, SUCURSAL EN ESPAÑA” and hereinafter referred to as “Natixis”), with corporate domicile in Paseo de Recoletos, 7-9, Madrid, 1, and Tax Identification Number N-00130551. Acting on its behalf, duly empowered to do so, Mr. José Luis Sánchez García, of legal age, with Spanish identification card number 46.112.737-Z and Mr. Julián Mellán Pérez, of legal age, with Spanish identification card number 42.840.317-B.

WHEREAS

I. The Borrower intends to launch, together with ENEL ENERGY EUROPE S.r.l., a take-over bid addressed to all the shares of ENDESA, S.A. that are not directly or indirectly owned by the Borrower and/or ENEL Spa and/or by companies of their respective groups, at a price of forty one Euros and thirty cents of an Euro (EUR 41,30) per share.

The terms and conditions of the Offer are set forth in the corresponding prospectus and the annexes thereof that has been filed today with the Comisión Nacional del Mercado de Valores for its approval. A final version of the prospectus (excluding Annexes) filed with the Comisión Nacional del Mercado de Valores for its approval is attached hereto as Annex I.

II. On this date, and in the same act, RBS, BBVA, SAN, Calyon and Natixis, by virtue of a counterguarantee agreement executed by said entities, as issuing banks and counterguaranteeing entities, and the Borrower, as insured entity, raised to the status of public document by means of a public deed granted before the notary public before whom this agreement will be raised to the status of public document, have undertaken to issue five (5) guarantees for a maximum aggregate guaranteed amount of EUR 1,737,878,476.60, in order to secure the fulfilment of the obligations that may arise for the Borrower under the Offer, and that will be filed with the CNMV, together with the Prospectus, in accordance with article 11 or Royal Decree 1197/1991, of July 26, on Take-Over Bids (as amended by Royal Decree 432/2003, of April 11).

III. The granting of the Guarantees and the Counterguarantee (as both terms are defined in Clause 1 below) is performed under the terms and conditions for the financing of the Offer (as defined in Clause 1 below) that have been agreed upon by the parties. It is an essential condition thereof, as hereby acknowledged by the parties, that, in the event that the Offer becomes effective, the financing of the Offer will take place through the financing granted by means of this Agreement.

IV. For the case that the Offer finally succeeds, and for the purposes set forth in Clause 3 of this Agreement (among them, the financing of the settlement of the Offer), the Borrower has requested from the Lenders the granting of a commercial credit facility for a maximum amount of EUR 1,800,000,000 through this short-term “bridge” loan.

V. Based on the foregoing, as well as, with an essential character, on the accuracy of the representations and guarantees and the fulfilment of all the obligations (whether of payment, of doing, of not doing, of mere information or of any other character) that the Borrower is prepared to grant, assume or accept, the Lenders are willing to provide to the Borrower said financing, without prejudice of the assignments that said Lenders may perform.

VI. The Lenders are also interested in RBS acting as agent of the remaining Lenders participating in the financing, being RBS prepared to undertake the performance of the pertinent duties of an agent.

VII. As a consequence of the above, the parties enter into this agreement, and by virtue of the same, the Lenders grant to the Borrower a short-term syndicated bridge financing under the clauses set forth below.

FIRST SECTION

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1  General Definitions.  In addition to the definitions contained herein or in the Credit Credit Facility Agreement, the following terms, whether used in singular or in plural, shall have in the Agreement the meaning defined below.

Acquired Shares	The shares of ENDESA, S.A. effectively acquired by the Borrower by virtue of the Offer, in accordance with the outcome published by the CNMV.

Borrower	ACCIONA, S.A.

ACCIONA-ENEL Agreement	Shall mean the agreement entered into by and between ACCIONA, FINANZAS DOS and ENEL S.p.A. on 26 March 2007, which includes in its Clause 10.2 the Put Option.

Agent	RBS or any such other entity that may substitute RBS in accordance with Clause 23.

Guarantees	The guarantees granted by the Issuing Banks in accordance with the Counterguarantee Agreement.

Drawdown Notice	The drawdown notice in the form set forth in ANNEX II in order to carry out a Drawdown of the Credit Facility in accordance with Clause 4.2 below.

Issuing Banks	RBS, BBVA, SAN, Calyon and Natixis

ACCIONA Material Adverse Change	Any circumstance or fact that may affect of affects in a significant and negative manner, now or in the future, ACCIONA’s financial situation, its overall assets or its capacity to perform its obligations under the Finance Documents.

Fee Letters	The letters describing the amount and payment method of the fees set forth in Clause 22 of this Agreement.

CNMV	Comisión Nacional del Mercado de Valores.

Counterguarantee Agreement or Counterguarantee	The counterguarantee agreement described in recital II.

Credit Facility Agreement or Agreement	This credit facility agreement.

Finanzas Dos Financing Agreement	The financing agreement for an amount of EUR 5,678,261,513.32 executed by the company Finanzas Dos with a syndicate of credit institutions on 21 December 2006, raised to the status of public document on said date before notary public of Madrid, Mr. José Miguel García Lombardía.

Disruption or Funding Costs	An amount equivalent to the damages experienced by the Lenders that may directly result from the potential decrease of profitability suffered by the Lenders as a consequence of the cancellation, renewal or modification of the transactions executed for the financing this transaction or from the miss-match between assets and liabilities with respect to the profitability that would have been obtained (excluding the margin) if the date of authorisation would have coincided with the finalisation of an Interest Period or if the requested amount would have been drawn down on the date requested for such purpose.

Credit Facility	The credit facility for a maximum amount of EUR 1,800,000,000 granted to the Borrower by the Lenders under of this Agreement.

Agent Account	The following account

Correspondent Bank: Royal Bank of Scotland

Swift: RBOSGB2L

IBAN: GB29RBOS16107010091313

Swift: RBOSGB21GLO — Royal Bank of Scotland GLO, London GLO/Acciona

or, if the case, such other account that, in the future, the Agent may previously communicate to the remaining parties to this Agreement.

Net Financial Debt	It shall comprise any liability incurred by the whole businesses included within the Acciona Group (as defined in Clause 12.2) that entail a financial cost, whether explicit or implicit (excluding financings with limited recourse, and the mortgage transactions linked to real estate developments) and the part of the stake in ENDESA, S.A. which value exceeds the value of 130% of the outstanding balance of the Finanzas Dos Financing Agreement, valued at December 31 of the preceding year.

Working Day	For the purpose of fixing interest rates, all the days of the week, excluding the days on which the Trans-European Automated Real Time Gross-Settlement Express Transfer System (TARGET) is closed or out of order.

For all remaining purposes, all the days of the week, except: (i) Saturdays, Sundays and official holidays in the city of Madrid and (ii) the days on which the Trans-European Automated Real Time Gross-Settlement Express Transfer System (TARGET) is closed or out of order.

Drawdown	Shall mean each drawdown of funds made by the Borrower under the Credit Facility.

Drawdown by Enforcement	The Drawdown of the credit facility made by the Borrower in accordance with Clause 5.

Finance Documents	Collectively, the Credit Facility Agreement, the Counterguarantee Agreement, the Guarantees, the Fee Letters, the drawdown notices made under this Agreement, and the fee letters executed under the Counterguarantee Agreement and any other documents that in the future may amend or develop the provisions of the aforementioned agreements, as well as any other document that, with prior agreement.

EBITDA	Shall be the aggregate of:

i) operating profit at a consolidated level;

ii) plus dividends received from non-consolidating companies;

iii) plus/minus the share in the profits/loses of companies consolidating proportionate, excluding companies that are transport concessionaries financed through non-recourse financing;

iv) plus amortizations and provisions;

v) minus Ebitda resulting from limited recourse financing;

Total EBITDA	Shall be the aggregate of:

i) operating profit at a consolidated level;

ii) plus dividends received from non-consolidating companies;

iii) plus/minus the share in the profits/loses of companies consolidating proportionate, excluding companies that are transport concessionaries financed through non-recourse financing;

iv) plus amortizations and provisions;

v) plus dividends received due to the participation in ENDESA, S.A.

Reference Entities	The credit institutions referred to in Clause 9.2.2.(b), or those other institutions that may replace them in accordance with clause 9.2.2.(d).

Lenders	RBS, BBVA, SAN, Calyon and Natixis, as well those other credit institutions that from time to time may be lenders with respect to the

Credit Facility or that may replace the aforementioned in accordance Clause 24.

Arrangers	RBS, BBVA, SAN, Calyon and Natixis

Closing Date	The date on which the positive outcome of the Offer is published by the CNMV.

Interest Payment Date	The date on which, in accordance with Clause 10 below, payments shall be made with respect to the interests accrued during each Interest Period for any Drawdown.

Final Maturity Date	The date that comes first of the following:

i) the date falling nine (9) months after the Closing Date;

ii) the date falling eighteen (18) months as of the date of execution of this Agreement; or

iii) the date on which the disbursement of the first drawdown of funds made by the Borrower under the Long-Term Financing takes place (which, consequently, shall be applied by the Borrower first, up to its amount, towards the payment of the outstanding amounts under this Agreement).

Long-Term Financing	The long-term financing necessary to refinance the credit facility granted under this Agreement.

Prospectus	Shall mean the prospectus prepared with respect to the Offer that has been filed today with the CNMV and a copy of which (without Annexes) is attached hereto as Annex I.

Net Financial Expenses	Shall be the result of:

i) consolidated financial costs;

ii) minus dividends received from non-consolidating companies;

iii) minus other financial income;

iv) plus/minus the share in the profits/loses of companies consolidating proportionate, excluding companies that are transport concessionaries financed through non-recourse financing;

Maximum Amount of the Credit Facility	EUR 1,800,000,000

Insolvency Act	Act 22/2003, of July 9, on Insolvency.

Applicable Margin
(a) as of the date of this Agreement (inclusive) until the date which falls six (6) months as of the Closing Date or, if earlier, until the date which falls fifteen (15) months as of the date of the execution of this Agreement (the one or the other exclusive), the cero point thirty per cent. (0.30%).

(b) as of the date which falls six (6) months as of the Closing Date or, if earlier, as of the date which falls fifteen (15) months as of the date of execution of this Agreement (the one or the other inclusive) until the Final Maturity Date, cero point three hundred and seventy five (0.375%)

Majority of the Lenders	The Lenders whose share in the principal drawn down from the Credit Facility represents at any time, at least, sixty six point sixty seven per cent. (66.67%) of the Maximum Amount of the Credit Facility. If the Credit Facility has not been drawn down, and for the purpose of determining said share, the share compromised by the Lenders in the Credit Facility set forth in Clause 2.2 below shall be taken into account.

Offer	Means the take-over bid for the acquisition of shares of ENDESA, S.A. described in recital I above.

Put Option	Means the put option granted by ENEL S.p.A to ACCIONA under of the ACCIONA-ENEL Agreement.

Availability Period of the Credit Facility	Shall be the period comprised between the Closing Date (inclusive) and the date which falls thirty (30) days as of the Closing Date (inclusive).

Interest Period	Any of each of the consecutive periods defined in Clause 8.2.

First Drawdown	The first drawdown of the Credit Facility performed by the Borrower with the aim of serving the purpose set forth in Clause 3.1.1 below.

First Syndication	The process of partial assignment, in one or various acts, of the share initially assumed by the Arrangers out of the Maximum Amount of the credit facility, performed in accordance with Clause 24 below during the three (3) months following the date of execution of this Agreement.

Early Termination Event	Shall be any of the events set forth in Clause 19.

1.2	Interpretation Principles

1.2.1  The annexes are a part of the agreement:  Any reference made in this document or in its annexes to “this Agreement”, shall be understood as to be made to this document and to all its annexes, which are a part of this agreement.

1.2.2  Group:  Unless the context otherwise requires, the terms “group”, “consolidated group” or “ACCIONA group” used with lower case, shall have the meaning referred to in Clause 42 of the Code of Commerce.

1.2.3  Person:  The word person shall include natural persons and legal entities of any type, whether public or private. Unless expressly stated to the contrary, any reference to ACCIONA, to the Lenders, to the Agent or to any other person, shall include the advisors of said person and the permitted assignees. Particularly, any reference made to the Lenders shall include, insofar they maintain their share in the Credit Facility, the Lenders as of the date of this Agreement and any other entity that may acquire a share in the Agreement.

1.2.4  Headings and titles:  The headings and titles of the clauses, sections, sub-sections and paragraphs of this agreement and its annexes are for convenience only, and they do not constitute themselves any agreement among the parties nor have an interpretative value by themselves.

1.2.5  Computing of time periods:  Unless expressly stated the contrary in this agreement (i) the terms expressed in “days” shall refer to calendar days, starting on the calendar day immediately following the day of commencement of the calculation, inclusive, until the last calendar day of the term, inclusive, (ii) the terms expressed in “Working Days” shall refer to Working Days, starting as of the Working Day immediately following the calendar day of commencement of the calculation, inclusive, until the last Working Day of the term, inclusive, and (iii) the terms expressed in months shall be computed as of the day of commencement of the calculation, inclusive, until the same day of the last month of the term, unless in the last month such date does not exist, in which case such term shall finalise on the last calendar day of said month.

Unless expressly stated the contrary in this Agreement, if, in accordance with the principles set forth in the preceding paragraph, the last day of the term is not a Working Day, the relevant term shall be understood as automatically extended until the first following Working Day, unless such Working Day falls within the next month, in which case the term shall be shorten to the preceding Working Day; this rule shall also be applicable to the cases where, without establishing a term, this agreement sets forth concrete or certain dates for the fulfilment of specific obligations of the parties and such date is not a Working Day.

1.2.6  Computing of time:  References to times in this agreement shall be understood to be made to the official time in the city of Madrid.

SECOND SECTION

THE CREDIT FACILITY

2.	AMOUNT AND DISTRIBUTION

2.1  In accordance with and subject to the terms and conditions set forth in this Agreement, the Lenders grant to the Borrower, who accepts, a commercial credit facility for a maximum amount of one thousand eight hundred million euro (EUR 1,800,000,000).

2.2  The share of the Lenders in the Credit Facility is, as of this date, the following:

	Amount of the
	Participation in the
Lenders	Credit Facility	%
	(In EUR)

RBS	360,000,000	20%
BBVA	360,000,000	20%
SAN	360,000,000	20%
Calyon	360,000,000	20%
Natixis	360,000,000	20%
TOTAL	1,800,000,000	100%

3.	PURPOSE OF THE CREDIT FACILITY

3.1  The Credit Facility is granted to the Borrower exclusively with the following purposes:

3.1.1  financing the settlement price of the Offer; and

3.1.2  financing the costs, fees and expenses incurred by the Borrower in relation with the preparation, negotiation and fulfilment of the Offer and the Finance Documents.

3.2  As a consequence of the above, the Borrower undertakes to apply the Maximum Amount of the Credit Facility towards the fulfilment of each corresponding purpose under this Clause, and further undertakes to justify before the Agent the use for said purposes of the Maximum Amount of the Credit Facility.

Without prejudice of the foregoing, if the case foreseen in Clause 5 materialises, the Maximum Amount of the Credit Facility shall be applied completely, as necessary, towards the reimbursement to the Issuing Banks of the amounts paid by them due to the enforcement of the Guarantees.

4.  DRAWDOWN OF THE CREDIT FACILITY

4.1  Characteristics of the drawdown

Without prejudice of the provisions of Clause 5, the Borrower shall be entitled, without exceeding under any circumstance the Maximum Amount of the Credit Facility, to make one or more Drawdowns from the Credit Facility in accordance with the following provisions:

4.1.1  The Borrower shall be entitled to make the First Drawdown of the Credit Facility in order to fulfil the purpose described in Clause 3.1.1 above necessarily on the Closing Date, by means of the delivery of a Drawdown notice in accordance with Clause 4.2 below, provided that the remaining requirements set forth in this Agreement are complied with.

The date of disbursement of the First Drawdown shall be the second working day following the Closing Date.

4.1.2  Once the First Drawdown of the Credit Facility has been made, the Borrower shall be entitled to make one or more additional drawdowns from the Credit Facility (up to the Maximum Amount of the Credit Facility) in order to serve the purposes described in Clause 3.1.2 above. Such drawdowns shall be made on any working day during the Availability Period of the Credit Facility, by means of the delivery of a Drawdown Notice in accordance with Clause 4.2 below, provided that the remaining requirements set forth in this Agreement are complied with.

4.1.3  On the date of expiration of the Availability Period of the Credit Facility the Maximum Amount of the Credit Facility shall be fixed in the amount effectively drawn down by the Borrower, and, as a consequence, the commitments of the Lenders shall simultaneously be cancelled with respect to the available amounts that have not been drawn down from the Credit Facility.

4.1.4  If the authorisation of the Offer is rejected and such rejection becomes final, or if the Borrower withdraws the Offer in those cases permitted by the applicable law, and, in both cases, provided that the Guarantees have effectively and definitively been cancelled and returned to the Issuing Banks, the commitment of the Lenders with respect to the Credit Facility will be completely cancelled without prejudice of the obligation of the Borrower to pay the amounts that, should this be the case, could have been accrued prior to said cancellation in accordance with their terms.

4.2  Drawdown request

The requests made by the Borrower for the drawdown of the Credit Facility shall be irrevocable and shall be made: (i) in the case of the First Drawdown of the Credit Facility, before ten thirty (10:30) a.m. of the second working day prior to the date on which such Drawdown shall be made effective, and (ii) in the case of the remaining Drawdowns, before noon (12:00) of the forth working day prior to the date on which such Drawdown shall be made effective, taking into account that, in any case, such dates shall be working days. Such requests shall be made by means of a Drawdown Notice delivered to the Agent and signed by a person duly empowered in order to act on behalf of the Borrower.

The case set forth in Clause 5 is exempted from the above.

4.3  Notification of the Drawdown Notice

Save for the provisions of Clause 5, once the Agent receives the Drawdown Notice, and subject to complying with the requirements set forth in Clause 6 and in any other Clause of this Agreement that affects the disbursement of the Drawdowns, the Agent shall notify such event to the Lenders (i) in the case of the First Drawdown, no later than 12:00 p.m. of the date of receipt of the Drawdown Notice, and (ii) in the case of the other Drawdowns, no later that 12:00 p.m. of the working date immediately subsequent to the date of receipt of the corresponding Drawdown Notice. The Agent shall, in both cases, indicate the amount that corresponds to each Lender with respect to the relevant Drawdown, in accordance with their respective share in the Credit Facility, as well as the duration of the first Interest Period, in accordance with the provisions of this Agreement.

4.4  Delivery of funds

4.4.1  Each Lender shall make available to the Agent, before eleven (11:00) a.m. of the date on which the Drawdown has to be made effective, and with value on the same date, the funds that it shall deliver to the Borrower with respect to said Drawdown. The delivery shall be made by means of transfer of the relevant amount to the Agent Account. The Lenders shall notify the deposit to the Agent by means of telex, fax or any other mean that provides written evidence of the receipt of the notification. Each Lender shall confirm to the Agent by fax or telex the deposit of the funds no later than at the time referred to above.

4.4.2  In relation with the foregoing, the Borrower irrevocably instructs the Agent in order for it to apply, on the date on which the First Drawdown shall be made effective, the amounts deposited in the Agent Account as a result of said drawdown and in accordance with Clause 4.4.1, first (i) towards the settlement of the Offer by means of a transfer made on the working day prior to the settlement date to Santander Investment, as entity appointed to intervene and settle the transactions for the acquisition of the shares of the Offer, and the payment of the expenses relating thereto; or (ii) in the case foreseen in Clause 5, towards the reimbursement to the Issuing Banks of the amounts paid by them due to the enforcement of the Guarantees (the Borrower expressly acknowledges that the payment and the reimbursement referred to under (i) and (ii) above, shall have the legal effects of the delivery of the corresponding Drawdown).

4.4.3  In the case of the remaining Drawdowns of the Credit Facility, the Borrower irrevocably instructs the Agent in order for it apply the amounts deposited in the Agent Account as a result of said Drawdowns and in accordance with Clause 4.4., towards the payment of the fees, costs and expenses that correspond to their purposes (the Borrower expressly acknowledges that said payment shall have the legal effects of the delivery of the corresponding Drawdown).

5.  DRAWDOWN IN CASE OF ENFORCEMENT OF THE GUARANTEES

5.1  Notwithstanding the preceding Clause, if the Guarantees that are to be granted by the Issuing Banks under the Counterguarantee are totally or partially enforced, the following rules shall apply:

5.1.1  If the First Drawdown of the Credit Facility has not been requested, it shall be understood that the Borrower has made a drawdown from the Credit Facility on the date of enforcement of the Guarantees and for an amount equal to the amount effectively enforced against the Guarantees.

5.1.2  If the First Drawdown of the Credit Facility has been requested but not yet disbursed by the Agent, such drawdown shall automatically be cancelled and replaced, on the date on which the enforcement occurs, by a Drawdown by Enforcement in the terms set forth in Clause 5.1.1 above.

5.1.3  If the First Drawdown of the Credit Facility has been requested and disbursed but not yet been applied towards the settlement of the Offer, the total amount shall be deposited, in accordance with the irrevocable instructions contained in Clause 4.4.2, in the account that the Issuing Banks may indicate for such purposes.

5.1.4  In the cases set forth in Clauses 5.1.1 and 5.1.2 above, it shall not be necessary for the complete effectiveness of the Drawdown by Enforcement that the conditions precedent set forth in Clause 6 are complied with; all the foregoing without prejudice of the obligation of the Borrower to fulfil such conditions immediately upon performance of the Drawdown by Enforcement and without prejudice of the right of the Lenders to request the fulfilment. Likewise, the Agent shall, in such cases, immediately communicate to the remaining Lenders the existence of a Drawdown by Enforcement. The Lenders shall be obliged to make available to the Agent, with value on the same date, the funds that they shall deliver by virtue of the Drawdown by Enforcement in accordance with Clause 4.4.

5.1.5  In any of the cases set forth in Clauses 5.1.1 through 5.1.3, both inclusive, the following amounts shall be paid to the Issuing Banks: the amount of the Drawdown by Enforcement and/or the First Drawdown, as the case may be, as well as the funds deposited in the Agent Account until the complete settlement of the amounts owed by the Borrower to the Lenders by reason of the Counterguarantees.

5.1.6  Nothing in this Clause shall affect the rights and obligations corresponding to the parties to the Counterguarantee.

5.1.7  The performance of a Drawdown by Enforcement shall not impair the right of the Lenders to request the termination in accordance Clause 19 in case that an Early Termination Event occurs.

5.1.8  For the purpose of interpreting this Agreement, it is agreed that the references in the following Clauses to the term “Drawdown” shall be understood as to be made, if the case, to the Drawdown by Enforcement set forth in this Clause 5. Likewise, the references to the date on which the Drawdown shall be made effective shall be referred, if the case, to the date on which, in accordance with this Clause 5, the Drawdown by Enforcement shall be understood as having been made.

6.	CONDITIONS PRECEDENT TO OR SIMULTANEOUS WITH THE EXECUTION AND THE FIRST DRAWDOWN

6.1  Conditions precedent to or simultaneous with the execution of this Agreement

Prior to or simultaneously with the execution of this Agreement the conditions contained in Annex III to this Agreement have been fulfilled, which constitutes for the Lenders an essential cause for the granting of this Credit Facility.

6.2  Conditions precedent to or simultaneous with the payment of the First Drawdown

Prior to or simultaneously with the First Drawdown from the Credit Facility all the following conditions shall have been fulfilled:

6.2.1  The Agent shall have received a letter signed by a duly authorised representative of the Borrower, by virtue of which the Borrower confirms: (i) the irrevocable character of the Offer and (ii) the absence of any relevant amendment of terms of the Offer contained in the Prospectus that could have been made without the previous consent of the Lenders.

6.2.2  The Borrower shall hold all permits, licenses and authorisations necessary to carry out the Offer and to execute the Finance Documents.

6.2.3  The Borrower shall have obtained the corresponding PE-1 forms, duly filed with the Bank of Spain, allotting the corresponding Finance Transaction Number (“Número de Operación Financiera” NOF) with respect to the Credit Facility, in accordance with Regulation 6/2000, of October 31, of the Bank of Spain.

6.3  Conditions precedent to or simultaneous with the payment of any Drawdown

Prior to or simultaneously with the payment of any Drawdown from the Credit Facility all the following conditions shall have been fulfilled:

6.3.1  The formal representations of the Borrower contained in Clause 17 below shall still be true and accurate in all respects.

6.3.2  No Early Termination Event shall have taken place.

7.  JOINT CHARACTER

7.1  Joint position of the Lenders

The contractual position of each of the Lenders in the Credit Facility shall have joint character, their rights and obligations being thus entirely independent, unless expressly stated to the contrary in this Credit Facility Agreement.

7.2  Effect of the breach by any of the Lenders

None of the Lenders shall be liable for the breach by another Lender of the obligations under this Credit Facility Agreement. In any case, it is hereby clarified that, in case of breach by a Lender of its obligations hereunder, the Borrower shall not be released from complying with its obligations vis-à-vis the remaining Lenders.

7.3  Judicial and extra-judicial actions of the Lenders

The Lenders, acting individually, may only perform acts of extra-judicial nature for the preservation and defence of their own interests and rights, and the interests and rights of the remaining Lenders, subject to Clause 19.6.3. A Lender may judicially enforce only its own rights.

7.4  Agreements of the Majority of the Lenders

7.4.1  Agreements of the Majority of the Lenders:  Unless otherwise expressly stated, the decisions of the Lenders relating to this Agreement shall be taken by agreement of the Majority of the Lenders, which will be binding upon the minority.

Particularly, and without prejudice of the provisions of Clauses 7.3 and 19.5, the Majority of the Lenders may agree, with binding character, the waiver of the exercise of rights granted to the Lenders under this Agreement (waivers), provided that the relevant case refers to a waiver or authorisation for the specific non compliance with a duty, limitation or obligation to which the Borrower is subject, and limited to a specific case requested by the Borrower.

Any waiver of rights or abilities, or authorisation granted to the Borrower for the non compliance with ongoing obligations, which are intended to be effective as of the date of its acceptance, shall be considered as an amendment of this Agreement, thus requiring the consent of all Lenders.

7.4.2  Prohibition of agreements on waivers of rights (waivers):  The Majority of the Lenders may not agree the waiver of rights (waivers) granted to the Lenders which refer to the following subjects:

(a) Any amendment of the proportionality between the Lenders, even if such amendment refers to a specific case;

(b) Any amendment of the Availability Period of the Credit Facility, of the Final Maturity Date and/or of the Amount of the Financing;

(c) Any amendment of the interest rates (ordinary or default interests), the Applicable Margin, the calculation and/or liquidation system, as well as any other amendment in the procedure for the calculation and collection of fees;

(d) Any amendment of this Clause;

(e) Any modification entailing new or additional obligations for any Lender, unless the consent of the latter concurs;

(f) Any amendment of the rules for the assignment of the contractual position of the Borrower;

(g) Any amendment which affects the provisions of Clause 17;

(h) Any substantial amendment of the terms of the Offer not permitted in accordance with Clause 18.6.2 or of the Put Option, as well as any other waiver of the rights of the Borrower in relation thereto.

Any agreement on the above-described subjects, regardless from its content, shall be considered as an amendment of this Agreement and shall require the consent of all Lenders.

THIRD SECTION

ORDINARY INTERESTS

8.  ACCRUAL AND INTEREST PERIODS

8.1  The amount of each Drawdown made by the Borrower that may be outstanding from time to time shall accrue interests in favour of the Lenders, on a day to day basis, as of the date on which such Drawdown is made, inclusive, up to such date on which the Drawdown is completely and definitively repaid; such interests will be calculated on the basis of a year of three hundred and sixty (360) days, taking into account the number of calendar days effectively lapsed.

8.2  In order to determine the interest rate applicable from time to time to a Drawdown, its duration shall be understood as to be divided into subsequent Interest Periods, the first of which shall commence on the date on which the relevant Drawdown is made, and the second and subsequent Interest Periods on the last day of the immediately preceding Interest Period. For the purpose of the accrual, calculation and liquidation of the interests, the first day of the relevant Interest Period shall be considered as a day that has already lapsed, whereas the last day of the same Interest Period shall be considered as not lapsed.

Unless otherwise stated in this Agreement, the duration of each Interest Period shall be of one (1), two (2), three (3) or six (6) months, subject to the election of the Borrower, taking into account that:

8.2.1  whenever a previous Drawdown is outstanding, the duration of the first Interest Period of a Drawdown shall be as needed in order for its finalisation to coincide with the finalisation of the Interest Period in force that corresponds to the pre-existing Drawdown, even if this entails that the duration of said Interest Period is fixed in months and/or weeks and/or days;

8.2.2  any Interest Period that would otherwise last beyond the Final Maturity Date, shall have the necessary duration in order for it to finalise on such date, even if as a consequence the duration of said Interest Period is fixed in months and/or weeks and/or days;

8.2.3  if the Borrower fails to elect the duration of the relevant Interest Period in accordance with the provisions of this Agreement, it shall be understood that the applicable Interest Period will be of three (3) months; and

8.2.4  for the computing of the Interest Period, if its last day is not a Working Day, its finalisation shall take place the first immediately subsequent Working Day, unless such Working Day falls within the next month, in which case the Interest Period shall finalise the immediately preceding Working Day. The liquidation of the interests of said Interests Period and the one of the following one shall take into account the potential adjustment performed, considering that the following Interest Period shall finalise on the same date that would have correspond if the mentioned circumstances would have not occurred.

9.  INTEREST RATE

9.1  Calculation

The nominal annual interest rate applicable to the Interest Periods in which each Drawdown may be divided into shall be determined by the Agent by adding the Margin to the reference interest rate (or, if the case, the substitution rate) that is applicable in accordance with Clause 9.2.

9.2  Reference and substitution interest rates

9.2.1  Reference Interest Rate EURIBOR.  The reference interest rate shall be the EURIBOR. EURIBOR shall be the reference rate of the monetary market of the Eurozone that, in accordance with the rules established for such purpose by the European Banking Federation, is published on the screen EURIBOR01 of REUTERS, or such other screen that may replace the latter, approximately at 11:00 hours of the second Working Day immediately preceding the day of commencement of the relevant Interest Period for deposits in Euros for a term equal to the one of said Interest Period. If such screen does not show a rate for the specified term, the reference interest rate shall be calculated through the interlineal interpolation of the two rates corresponding to the closest shorter and longer terms (or, failing that, by means of applying the rate corresponding to the closest term). Fees, surpluses and expenses normally applicable in the interbanking market at the time of the calculation, as well as the corresponding taxes, will be added to such reference interest rate.

9.2.2  Substitution rate.  If it is impossible to determine the reference interest rate in accordance with Clause 9.2.1, a substitution interest rate will be applied for that Interest Period, determined in accordance with the following:

(a) Amount of the substitution rate:  the substitution rate shall be the average of the interbanking interest rates offered by the Reference Entities in the interbanking market of the Eurozone approximately at 11:00 hours of the second Working Day preceding the day of commencement of the Interest Period for deposits in Euros for a term equal to the one of the relevant Interest Period (or, failing that, for the closest term, applying the lower rate in case that the difference of both terms with respect to the term of the relevant Interest Period are equal). Fees, surpluses and expenses normally applicable in the interbanking market at the time of calculation, as well as the corresponding taxes will be added to such reference interest rate.

(b) Reference Entities:  initially shall be

•	DEUTSCHE BANK, Sucursal en España

•	BARCLAYS BANK, Sucursal en España

•	ING, Sucursal en España

Notwithstanding, it is hereby clarified that the Lenders may not, under any circumstance, be a Reference Entity.

(c) Mechanism for determining the substitution rate:  The Agent shall request from the Reference Entities, during the morning of the second Working Day preceding the day of commencement of the corresponding Interest Period, the applicable interbanking interest rates with which the Agent shall calculate, such same date, the average indicated in (a) above. If any Reference Entity fails to indicate or is not able to indicate such interest rate, the average of the Reference Entities that offer a quotation shall be determined, provided that these Entities are at least two.

(d) Mechanism for replacing the Reference Entities:  Any Reference Entity shall cease to be a Reference Entity whenever it ceases to make the communications required with respect to one or more Interest Periods or if the it merges, is absorbed by any of the Lenders or becomes a Lender by means of the acquisition of a participation in the Credit Facility subject to this Agreement. The replacement of said Reference Entities shall be made by means of a new appointment made by the Agent.

9.2.3  Back to the ordinary interest rate:  The applicability of the substitution rate shall cease upon the disappearance of the circumstances that may have led to its application. The procedure for determining the reference interest rate shall be applicable again as of the Interest Period following the date of return of the normal circumstances.

9.3  Procedure for determining the interest rate

9.3.1  Calculation by the Agent and communication:  The Agent shall calculate the applicable interest rate for each Interest Period and shall communicate its result in writing to the Borrower and to the Lenders within the second Working Day proceeding the day of commencement of the relevant Interest Period.

9.3.2  Binding character of the calculation, unless an evident error concurs:  The interest rate determined by the Agent will be binding upon the Borrower, save for the case of an evident error, in which case it shall be cured as appropriate.

9.3.3  Implicit acceptance by the Borrower:  The interest rate determined by the Agent shall be understood as to be accepted by the Borrower unless, prior to the lapsing of a three-month (3) term as of its communication by the Agent, the Borrower states in writing to the Agent the evident errors contained in the initial calculation.

9.4  Market disruption

9.4.1  Interbanking financing:  The Borrower acknowledges and accepts that the Lenders normally finance the borrowed funds contracting in the interbanking monetary market the deposits or other transactions for terms equivalent to the Interest Periods and for the amount corresponding to their shares in the Credit Facility subject to this Agreement. In this regard, and subject to the following provisions of this Clause 9.4, the Lenders shall not be subject to any liability whatsoever, particularly as regards the compliance with their obligations of delivery of funds under this Agreement, if exceptional events or circumstances occur, which are not attributable to them and which, even being foreseeable, are unavoidable, and that make the obtaining of the interbanking financing necessary to comply with said obligations impossible or difficult beyond reasonable commercial terms.

9.4.2  Market disruption:  If for exceptional circumstances any Lender is not able to make the necessary transactions to finance the borrowed funds in the corresponding conditions of term and amount, it shall forthwith communicate such event to the Agent. The Agent will determine in that moment if the generated situation affects the Majority of the Lenders and, if this is the case, it will communicate such event to the Borrower.

9.4.3  Adjustment of the Interest Periods and the interest rate:  The applicable Interest Period shall be the one in force until the occurrence of the market disruption.

9.4.4  Renegotiation of the Credit Facility:  If the concurring conditions would make it commercially impossible, by virtue of the circumstances referred to in Clause 9.4.2 above, to agree the aforementioned transactions, the Borrower and the Lenders shall negotiate in good faith the measures to adopt in order to adjust the financing subject to this Agreement to the new circumstances. If the parties do not reach an agreement within the term of thirty (30) days as of the determination of the Agent, this Agreement shall be terminated upon the expiration of this term. Said term shall not entail the suspension any obligation of the Borrower under this Agreement.

10.  LIQUIDATION AND INTEREST PAYMENTS

The interests accrued during each Interest Period shall be settled and paid on the date of finalisation of the Interest Period. The interests shall be paid by the Borrower to the Agent on the basis of the calculation prepared by the latter for its distribution among the Lenders in the proportion corresponding to each of them in the relevant interest payment, taking to account their shares in the Maximum Amount of the Credit Facility that is still outstanding, without prior notification or request being necessary.

FOURTH SECTION

DEFAULT INTERESTS AND CAPITALISATION

11.  DEFAULT INTEREST

The failure to pay any amounts outstanding under the Credit Facility shall accrue default interests without any request or demand being necessary, in the terms of this Clause. This does not prejudice the right of the Lenders to declare the early termination of this Agreement, in accordance with Clause 19.

11.1  Accrual of default interests on the unpaid principal

11.1.1  Daily accrual of interests:  The matured and unpaid principal of the Credit Facility shall accrue default interests every day, as of the date of maturity, inclusive, and on the basis of a one (1) year of three hundred and sixty (360) days.

11.1.2  Default interest rate:  The default interest rate shall be determined by the Agent, who shall use the as reference rate the EONIA, to which the Applicable Margin shall be added. The outcome shall be increased in a ONE POINT FIFTY PER CENT (1.50%).

11.2  Capitalisation of ordinary interests

In accordance with article 317 of the Code of Commerce, the interests as well as any other amounts (such as fees, taxes of refundable expenses) that are unpaid by the Borrower shall be capitalised as of the day following its maturity and, as increase of the capital of the Credit Facility, shall accrue the default interests fixed in Clause 11.1.

11.3  Liquidation and payment or capitalisation of default interests

The default interests indicated in Clauses 11.1 and 11.2 shall be calculated and paid by the Borrower monthly as of the date on which the default was initiated, unless the non compliance has been remedied prior to the end of the monthly period, in which case the final calculation shall refer to the lapsed calendar days. The determined and unpaid default interests shall be capitalised as increase of the capital and shall accrue new interests at the same default interest rate.

11.4  Default interests in proceedings

The default interest referred to in Clauses 11.1 and 11.3 shall be the interest applicable to default in proceedings (mora procesal) for the purpose of the provisions of article 576.3 of the Civil Proceedings Act (or such other act that may substitute said act in the future).

FIFTH SECTION

DURATION, MATURITY AND REPAYMENT

12.  DURATION AND MATURITY

This Agreement shall be in force until the Final Maturity Date. On such Final Maturity Date the Borrower shall have paid all amounts that are owed for whatever reason under this Agreement.

13.  ORDINARY REPAYMENT OF THE CREDIT FACILITY

The Maximum Amount of the Credit Facility effectively drawn down shall be repaid by the Borrower in one single payment at the Final Maturity Date.

14.  PREPAYMENT OF THE CREDIT FACILITY

14.1  Voluntary prepayment

Notwithstanding the provisions of Clause 15 above, the Borrower may repay, totally or partially, the outstanding Maximum Amount of the Credit Facility, provided that all the following conditions are met:

14.1.1  Minimum amount and multiples of the prepayments:  Save for the cases of a whole prepayment of the Credit Facility, voluntary prepayments shall only be possible for a minimum amount of twenty five million euros (EUR 25,000,000) or, if grater, in entire multiples of five million euros (EUR 5,000,000).

14.1.2  Notice of each prepayment:  The Borrower shall have notified in writing the Agent of its intention at least five (5) Working Days prior to the date on which the prepayment shall be made, indicating the amount and date of prepayment, which shall coincide with an Interest Payment Date, it being otherwise subject to the obligation to indemnify in accordance with the provisions of Clause 20.

14.1.3  Irrevocability of the prepayment notice:  Once the prepayment notice has been received by the Agent, the decision of the Borrower shall be deemed irrevocable and its breach, whether referred to the date or to the amount, shall be considered as a breach of this Agreement.

14.1.4  Communication of the notice to the Lenders:  The Agent shall communicate to the Lenders the prepayment notice no later than the second Working Day following its receipt.

14.1.5  Prepayment on a non Working Day:  If any of the prepayment dates is not a Working Day, it shall be deemed that the prepayment shall me made on the immediately subsequent Working Day, unless such

Working Day falls within the next month, in which case the payment shall be made on the preceding Working Day.

14.2  Compulsory prepayment

Upon the occurrence of any of the following circumstances, the Borrower shall be obliged to prepay the outstanding Maximum Amount of the Credit Facility, in the amounts and on the dates indicated below:

14.2.1 If any direct or indirect transfer of the Acquired Shares takes place that is permitted under this Agreement, the Borrower shall apply the net proceeds of such transfer towards the prepayment of the Credit Facility.

14.2.2 If the Borrower exercises the Put Option or obtains financing from third parties with recourse thereto, it shall apply the net amount received as a consequence of the exercise of the Put Option, or of the mentioned financing, towards the prepayment of the Credit Facility.

14.2.3. In the case set forth in Clause 18.3.5, the amount foreseen therein.

Any prepayment made by the Borrower in accordance with this Clause 14.2 shall be effective on the Interest Payment Date immediately subsequent to the date on which the Borrower has received the relevant payment (or, in the case set forth in Clause 18.3.5, if the Borrower so decides, upon the lapsing of the one (1) year term provided for therein for reinvestment), unless the Borrower wishes to perform an immediate prepayment, in which case it shall pay the costs of the disruption of the terms in accordance with Clause 20.

14.3  Allocation of prepaid amounts

The amounts prepaid in accordance with Clauses 14.1 and 14.2 above shall be allocated following the order set forth in Clause 21.3.

14.4  No reutilisation of the prepaid amounts

The amounts prepaid in accordance with Clauses 14.1 and 14.2 above may not be drawn down again by the Borrower.

14.5  No fees for prepayments

The prepayments of the Credit Facility that comply with the requirements set forth in Clause 14 shall not accrue fees in favour of the Lenders.

SIXTH SECTION

NEW CIRCUMSTANCES

15.  CHANGE OF CIRCUMSTANCES

15.1  General statement

The Borrower acknowledges and accepts that the interest rate subject to this Agreement has been agreed on the basis that the Lenders do not assume certain risks relating to the change of circumstances and that if such changes of circumstances occur and are capable of reducing the profitability of this transaction for the Lenders, the Borrower shall bear its impact.

15.2  Increase of costs or reduction of income

15.2.1  Repercussion:  If any legal provision or regulation, whether from the State or not, or its appliance by competent authorities, imposes obligations or restrictions of any nature on the Lenders that, due to their participation in this transaction, entail for the Lenders a reduction of the income deriving from the transaction, or of the expected profitability, or purport an increase of the costs of the funds gathered in the monetary interbanking market to which the Lenders may go for the financing of this Agreement, or a reduction of the equity or other means, or limitations are imposed, whether on the interest rate or on the fees, or of any other nature, that may entail a reduction of the income to which the Lenders may be entitled under this Agreement, the Borrower shall be obliged to compensate the affected Lenders.

15.2.2  Examples of increase of costs and reduction of income:  Without limitation, the provisions of Clause 15.2.1 shall apply, in the following cases:

(a) Ratios and precautionary measures:  The set-up of coefficients, deposits, provisions, reserves or any precautionary measure.

(b) Limitations on interests and fees:  Any limitation or reduction of the amount of interests and fees.

(c) Taxes:  Any tax (except, without prejudice of Clause 16.1, those taxes that are considered a direct taxation) or exchange control measure o similar that charges or makes more expensive any of the assets, flows or transactions relating to the Credit Facility subject of this Agreement.

15.2.3  Calculation of the repercussion:  The compensation of the Borrower in accordance with the preceding paragraphs shall be fixed in the amount communicated by the Agent on the basis of the reasoned justification provided by the affected Lender/s.

15.3  Sudden legal infringements

15.3.1  General statement:  If any amendment or novelty in the legislation results in rendering any or all obligations of any of the Lenders under this Agreement contrary to said legislation, the Lender in question shall communicate such circumstance to the Agent, who, in its turn, shall communicate it to the Borrower, and such Lender shall automatically be released from the mentioned obligations without incurring in any liability vis-à-vis the Borrower.

15.3.2  Adjustment of the financing in case of sudden legal infringements:  If none of the essential elements of the Credit Facility Agreement are affected by the amendment or novelty of the legislation, the Borrower and the affected Lender shall negotiate in good faith with the aim of mitigating the consequences of the sudden legal infringement.

15.3.3  Prepayment due to sudden legal infringements:  If the amendment or novelty of the legislation affects any of the essential elements of the Credit Facility Agreement, or if the Borrower and the affected Lender do not reach an agreement as to how to adjust the same in accordance with the preceding paragraph within fifteen (15) days as of the communication of the relevant circumstance, the affected Lender shall be entitled to terminate this Agreement as far as it is concerned. The Borrower shall in such event be obliged to repay to the Lender in question, within fifteen (15) days as of the receipt of the communication of early termination (or such other shorter term that might be imposed by the relevant amendment or novelty), the outstanding principal with the interests accrued until the date of payment and any other moneys to be paid by the Borrower in accordance with this Agreement. It is hereby clarified that the amounts repaid in accordance with this paragraph may not be drawn down again by the Borrower.

15.4  Mitigation of the consequences of the change of circumstances

The Lender that is affected by any of the circumstances indicated in Clause 15.2 and 15.3 shall make the best commercially reasonable efforts in order to mitigate the consequences thereof.

15.5  Foreseeable changes of circumstances

The provisions set forth in Clauses 15.1 and 15.4 will apply even if the concurrence of the circumstance in question was foreseeable.

15.6  Favourable change of circumstances

If the circumstances described under Clause 15.2 trigger an inverse and direct net consequence implying an increase of the profitability for the Lenders, the real and confirmed advantage experienced by the Lenders shall be granted to the Borrower.

16.  TAXES

16.1  Gross-up

Any amount that the Borrower has to pay under this Agreement, whether as principal, interests, fees, costs, expenses or any other, shall be free of any deduction or withholding by reason of any present or future taxes, levies, duties or exchange controls. The Borrower shall thus pay to the Lenders any additional amounts that might be necessary in order for the Lenders to receive the complete amounts that they would have received if such taxes, levies, duties or controls would have not existed.

16.2  Repercussion and transfer of tax withholdings

If, after an additional payment made by the Borrower under Clause 16.1, the Lenders effectively and definitively recover all or part of the withheld or deducted amount that has triggered the additional payment, the net amount recovered shall be delivered to the Borrower. The foregoing shall not grant any right to access the books or records of the Lenders.

SEVENTH SECTION

REPRESENTATIONS AND WARRANTIES, OTHER OBLIGATIONS OF THE
BORROWER AND EARLY TERMINATION

17.  REPRESENTATIONS AND WARRANTIES

17.1  Representations and Warranties

The Borrower represents and warrants to the Lenders the following. The representations and warranties are an essential condition for the granting of the Credit Facility subject of this Agreement by the Lenders.

17.1.1  Legal status:  The Borrower is a corporation, validly existing under the laws of Spain, with capacity to act and comply with all its rights and obligations under this Agreement und the remaining Finance Documents; and it is allowed under its corporate purpose to execute this legal act.

17.1.2  Authorisation:  The Borrower has adopted all resolutions and has obtained all authorisations, whether administrative, corporate or of any other kind that are necessary for the execution and fulfilment of this Agreement and the remaining Finance Documents, in a manner that the obligations assumed under the Agreement and the Finance Documents are valid, binding and enforceable.

17.1.3  Absence of infringements:  Neither the execution of this Agreement or of the remaining Finance Documents nor the compliance with any of the agreements therein contained violate or will violate, nor constitute or will constitute a non compliance, nor result or will result in exceeding or infringing any limitation, obligation or prohibition of the Borrower or of the faculties of its representatives that are imposed or contained in (i) any law, regulation or administrative resolution or judicial decision by virtue of which the Borrower or any of its assets is bound or affected, (ii) any document or regulation that contains or establishes the rules of incorporation of the Borrower, or (iii) any agreement or other instrument to which the Borrower is a party or from which any encumbrance may results.

17.1.4  Litigation:  No litigation before any judicial body, arbitration, procedure or administrative claim has been initiated or is pending, nor, to the best knowledge of the Borrower, has been announced against the Borrower or any of its assets, which by itself or together with any other proceeding or claim would have a substantial adverse effect over its functions, assets or situation, or could substantially and negatively affect its capacity of observing and complying with its obligations under this Agreement and the remaining Finance Documents.

17.1.5  Absence of situations involving insolvency:  The Borrower is not subject to any insolvency procedure or reorganisation of the like, whether judicial or private, deriving, in any case, from an insolvency situation, nor does he have the intention to request to be declared insolvent.

17.1.6  Disclosure:  The Borrower has disclosed to the Lenders, totally and in writing, all the facts that they know or should reasonably know in order to grant this Credit Facility and that should reasonably be communicated to the Lenders (or to any of them) within the context of the Finance Documents.

17.1.7  Compliance with the legislation:  The Borrower has complied with its tax, labour, social security and environmental obligations and complies with all civil, mercantile, administrative, environmental, tax, labour and other legislation.

17.1.8  Absence of early termination events:  As of this date, there is no Early Termination Event, nor any circumstance that, with a prior notice and/or the lapsing of time, would constitute an Early Termination Event.

17.1.9  Binding obligations:  All obligations assumed by the Borrower under the Finance Documents, or in fulfilment, enforcement, or development thereof, or of any other document or related agreement, are valid, binding and capable of being fulfilled according to the terms under which that they have been (or will be) agreed.

17.1.10  Absence of a Material Adverse Change:  There has been no Material Adverse Change of ACCIONA.

17.1.11  Complete information of the Prospectus:  The Prospectus contains all essential terms and conditions of the Offer.

17.1.12  Financial Statements:  The last audited annual financial statements of the Borrower have been prepared in accordance with the accounting principles generally accepted in Spain and are not subject to an opinion that has been qualified, is not favourable or has been denied by the auditors.

17.1.13  Authorisations:  All authorisations, approvals, licences and consents that are required under the legislation in force as of the date of this Agreement in order for the Borrower to carry out its activities, are maintained by the latter in full force and effect.

17.1.14  Pari passu:  In accordance with the legislation in force in Spain as of the date of this Agreement, the claims of the Lenders against the Borrower under any of the Finance Documents will rank at least pari passu with respect to the claims filed by its remaining unsecured creditors, with the exception of the claims that rank senior exclusively due to the generally applicable insolvency legislation.

17.1.15  Development of activities:  The Borrower carries out the activities of its corporate purpose in accordance with the business line existing on the date of this Agreement and subject to the provisions of the Finance Documents.

17.2  Repetition of the Representations and Warranties

The representation and warranties laid down in Clause 17.1 above shall be understood as to be repeated, mutatis mutandis, on the dates of each Drawdown of the Credit Facility and also on the Interest Payment Dates, and referred to such moments.

18.  OBLIGATIONS

18.1  Information obligations

The Borrower acknowledges and accepts that this Credit Facility and maintaining it in force require that the Lenders are perfectly informed about the situation and performance of the Borrower and the ACCIONA Group.

18.1.1  Delivery of financial information:  The Borrower undertakes o deliver to the Agent the individual and consolidated annual accounts and the management report corresponding to each fiscal year of the Borrower, duly drafted and approved by the General Shareholders Meeting, and certified by the Borrower’s auditor, within the term of six (6) months as of the closing of each fiscal year.

18.1.2  Information on relevant facts and circumstances:  The Borrower undertakes to inform the Agent, in writing and with reasonable detail, about the following facts or circumstances, as soon as they occur:

(a)  Breach of the representations and warranties:  Breach of the representations and warranties set forth in Clause 17.

(b) Early Termination Events:  Any event that may entail an Early Termination Event of this Agreement.

(c) Relevant facts:  Any fact that is relevant for the businesses or the expectations of the Borrower or that may lead to a Material Adverse Change of the Borrower.

18.1.3  Delivery of the information in as many copies as there are Lenders:  Any document that the Borrower has to deliver to the Agent under this Clause 18.1 shall be in as many specimens as there are Lenders. This obligation is exempted when the original documents are digitalised and sent via electronic mail.

18.1.4  Annual certification of ratios:  The Borrower undertakes to deliver to the Agent a certification of ratios issued by the auditor of the Borrower in accordance with the template attached hereto as Annex IV, in which the following ratios shall be certified, measured with respect to the preceding fiscal year on a consolidated basis, in accordance with Clause 18.7:

(a) Net Financial Debt/EBITDA

(b) Total EBITDA/Net Financial Expenses

18.1.5  Requests of information:  The Borrower shall answer all reasonable requests of information made by the Agent and the Lenders with respect to the fulfilment of its obligations under this Agreement, as well as those that might be necessary in order for the Lenders to be able to comply with their internal requirements on “know your customer”.

18.2  Obligations on accountancy, annual accounts and audit

The Borrower undertakes the obligations on accountancy and audit described in this Clause.

18.2.1  Continuity of the fiscal year:  The Borrower shall not modify the dates of commencement and closing of its fiscal year contained in its articles of association, without the previous and express authorisation of the Majority of the Lenders.

18.2.2  Keeping of accountancy and no change of the accountancy principles:  The Borrower shall keep its accountancy in accordance with the accountancy principles generally accepted in Spain, without modifying the accountancy principles or criteria that it has been applying, unless required by a legal obligation.

18.2.3  Drafting and approval of annual accounts:  The Borrower shall draft the annual accounts and request the corresponding approval from the General Shareholders’ Meeting in accordance with the applicable legislation.

18.2.4  Audit by a firm with international reputation:  The Borrower shall cause that its individual and consolidated annual accounts are verified by an accounting firm of recognised international standing.

18.2.5  Audit report, access to the auditors in case of delay:  The audit report of the annual accounts of the Borrower shall be delivered in original to the Agent within the term indicated in Clause 18.1. Failing that, the Agent will be entitled to consult with the Borrower’s auditor about the reasons of the delay and the expectations as to the final content of the audit report.

18.2.6  Permanence of the duties of the auditors for the purpose of this Agreement:  The Borrower guarantees that its auditors know and accept the instructions to them and duties for them under this Agreement, and it undertakes the obligation that this will continue regardless of who is in charge of auditing the annual accounts.

18.3  Obligations relating to the business activity

The Borrower undertakes to submit its business activity to the obligations and limitations that are described in this Clause.

18.3.1  Limitation of the business activity:  The Borrower undertakes to limit its business activity to those activities that constitute its corporate purpose as of the date of this Agreement.

18.3.2  Compliance with the applicable legislation:  The Borrower undertakes to comply with the legislation applicable in each case, whether civil, mercantile, administrative, tax, labour, environmental, or of any other kind, as well as to be in compliance with all obligations that are applicable in such areas.

18.3.3  Due and diligent management and contracting on arms length basis:  The Borrower undertakes to manage its businesses with the diligence of a prudent business man and to enter into agreements on arms length basis.

18.3.4  Insurance:  (i) maintain in full force and effect, with insurance companies of recognised standing, those insurances over its assets that are usual for companies within the same business branch in which the Borrower acts; (ii) pay or cause that all the premiums, sums and any other amounts that are due with respect to the insurances are duly paid; (iii) comply at any moment with the terms and conditions of the insurance certificates; (iv) refrain from doing or failing from doing whatever act that could lead to the unenforceability, suspension or annulment of the insurances.

18.3.5  Disposal of asses on arms length basis:  The Borrower undertakes to dispose of its fixed assets (material or immaterial) only on arms length basis and to apply the amounts obtained for each disposal exceeding hundred million euros (EUR 100,000,000) towards (i) the reinvestment in other similar productive assets or that fulfil the same economic function, within the term of one year as of the date of sale of the sold assets, or (ii) the compulsory prepayment of the Credit Facility, to which the rules set forth in Clause 6.2 shall apply.

In case of partial reinvestment, the Borrower undertakes to apply the amount not reinvested towards the compulsory prepayment of the Credit Facility, in the terms set forth in the preceding paragraph.

This Clause shall not be applicable to the disposal of assets that is not permitted in accordance with this Agreement.

Likewise, the Borrower shall not make transactions for the disposal of its assets in a manner that, individually or in aggregate, entail the transfer of its complete current business or prevents continuing with its current business.

18.4  Corporate obligations

18.4.1  Corporate modifications:  The Borrower undertakes to avoid that its General Shareholders’ Meeting decides on any of the following issues:

(a) any merger, transformation, spin-off, contribution of business or exchange of securities (except transactions performed with other companies in which the Borrower holds a majority stake or with shareholders that hold a majority stake in the Borrower), winding-up or liquidation, or any analogous corporate restructuring transaction of the Borrower;

(b) any share capital reduction (unless required by applicable law); or

The undertakings assumed by the Borrower under this Clause 18.4.1 are negative obligations to reach a certain result (“obligaciones negativas de resultado”). The production of any of said results shall be deemed as an Early Termination Event of this Agreement, without prejudice of the fact that the legal competence in order to decide on said items corresponds to the administration body of the Borrower.

18.4.2  Distribution of dividends:  The Borrower undertakes the obligation to adopt the necessary corporate resolutions in order to cause the subsidiaries included within the ACCIONA Group to distribute, as far as necessary, dividends or interim dividends in order for the Borrower to be able to comply with its payment obligations under this Agreement, provided that the present or future business plans of the subsidiaries are not contravened.

18.5  Financial obligations

18.5.1  Maintaining the credit ranking of the Lenders:  The Borrower undertakes to ensure that, at any moment, the claims that the Lenders may file against the Borrower under this Agreement rank, at least, pari passu with the claims of all remaining unsecured creditors, with the exception of those creditors whose claims rank senior due to any insolvency law.

18.5.2  Granting of guarantees:  The Borrower undertakes not to grant on its own account or on the account of any third party any kind of performance bond or guarantee, personal or in rem, in order to secure its own obligations or obligations of third parties. The following guarantees are excepted from the prohibition contained in this paragraph: those guarantees granted under a coordination and guarantees agreement executed with certain financial institutions on 21 December 2006, raised on such date to the status of public document by means of a public deed grated before the notary public of Madrid, Mr. José Miguel García Lombardía, the guarantees necessary for the ordinary course of the business of the Borrower, and those guarantees in rem granted over new assets within the framework of none-recourse or limited recourse and real estate financing transactions, or guarantees granted over existing assets within the framework of refinancing transactions, that are charged at present within the framework of none-recourse, limited recourse or real estate financing transactions.

The cases permitted under the preceding paragraph may not, under any circumstance, cover the granting of any kind of lien or encumbrance over the Acquired Shares and the credit rights that may correspond to the Borrower under the Put Option.

18.6  Obligations relating to the Offer and to the Put Option

18.6.1  Compliance with the applicable legislation:  The Borrower undertakes to comply with the provisions of Royal Decree 1197/1991, of July 26, regulating Take-Over Bids (as amended or replaced from time to time) as well as with the remaining national or supra-national legal provisions applicable to the Offer.

18.6.2  No amendment of the Offer:  The Borrower undertakes not to modify the acquisition price of the shares of ENDESA, S.A. foreseen in the Offer in such a manner that the Offer may not be financed entirely with this Agreement, unless the excess is satisfied with the equity of the Borrower.

18.6.3  Information:  The Borrower undertakes to inform the Arrangers about any strategy to be adopted with respect to the Offer in the case of filing of offers competing with the Offer filed by the Borrower.

18.6.4  Information:  The Borrower undertakes to facilitate to the Lenders (through the Agent) any relevant information that the Lenders (reasonably and subject to any confidentiality obligation to which the Borrower could be subject to under applicable law) could request (through the Agent) with respect to the Offer. If the Borrower fails to immediately facilitate to the Lenders the information requested by them, it will have a five (5) days term as of the receipt of the corresponding request of the Agent in order to facilitate such information. Once this term has elapsed without the Borrower having provided the requested information, said fact shall be deemed as an infringement under this Agreement.

18.6.5  No amendment of the provisions of the Put Option:  The Borrower undertakes not to amend and not to waive any of the terms of the Put Option, and not to dispose in any manner of the same without the previous and unanimous consent of the Lenders.

18.6.6  Entity acting as depository and in charge of the settlement of the Offer:  The Borrower shall deliver to the Agent, within five (5) working days as of the date of this Agreement a copy, certified by a duly authorised person, of the document by virtue of which the entity acting as depository and in charge of the settlement of the Offer has been appointed and the appointed entity has accepted such duties.

18.7  Obligation to comply with financial ratios

The Borrower acknowledges and accepts that the granting and maintaining of this Agreement depends from the preservation of its asset and financial solvency (“solvencia patrimonial y financiera”).

18.7.1  Ratios to be complied with by the Borrower; contractual non compliance:  The Borrower shall comply, on a consolidated basis, the following financial ratios during the whole life of this financing:

Net Financial Debt/EBITDA	Total EBITDA/Net Financial Expenses
Lower or equal to 6.00x	Equal to or higher than 3.00x

The failure to comply with these financial ratios shall be deemed to all effects a failure to comply with this Agreement, even if there has been no wilful misconduct or fault.

18.7.2  Reference dates or periods for the ratios:  The financial ratios set forth in the preceding Clause shall be complied with in each fiscal year of the Borrower.

18.7.3  Calculation of the financial ratios on a consolidated basis:  The financial ratios referred to in Clause 18.7.1 shall be calculated and complied with by the Borrower and by the ACCIONA Group on a consolidated basis.

18.7.4  Calculation of the ratios by the auditor:  The auditor of the Borrower shall calculate the financial ratios referred to in Clause 18.7.1 on the basis of the consolidated annual accounts of the Borrower. The auditor of the Borrower shall communicate to the Agent the result of said calculation, by means of a certification issued in accordance with the provisions of Clause 18.1 above.

19.  EARLY TERMINATION

19.1  Early termination due to the breach of obligations

The Lenders may declare the early termination of this Agreement and request the prepayment of all payment obligations, with all interests and the remaining accrued amounts to be paid by the Borrower, if any of the early termination events described in this Clause takes place. This shall apply even if the Borrower has not breached its payment obligations under this agreement, or if the infringement has occurred without wilful misconduct or fault of the Borrower, or the guarantees granted in order to secure the fulfilment of the agreement remain in force.

19.1.1  Non compliance with the payment obligations:  The failure by the Borrower to comply with any of the obligations to pay the principal, interests, fees or any other amount, upon the respective maturity or date on which they may become due; it being understood as agreed the for the purposes of article 693.2 of the Civil Proceedings Act.

19.1.2  Non compliance with the ratios:  The failure by the Borrower to comply with the financial ratios set forth in Clause 18.7 of this Agreement.

19.1.3  Non compliance with other obligations of the Borrower that have not been cured:  The failure by the Borrower to comply with any other obligation under this agreement or any of the Finance Documents to which it is a party, provided that such non compliance has not been cured within the term of ten (10) days as of the date on which it has been so requested by the Agent.

19.2  Early termination due to the deterioration of the solvency of the Borrower or the alteration of the basis or conditions on which this Credit Facility is based

The Lenders may declare the early termination of this Credit Facility and request the prepayment of all payment obligations, with their interests and any other accrued amounts to be paid by the Borrower, in case of occurrence of any of the early termination events described in this Clause, because such occurrence will affect the capacity of the Borrower to settle its short, medium or long term obligations, or will produce a modification of the economic basis or conditions relating to the Borrower, that have induced the Lenders to grant this Credit Facility.

In accordance with the foregoing, the occurrence of any of the early termination events shall be sufficient, event if the Borrower has not failed to comply with any obligation under this Agreement, or the breach of the relevant obligation has occurred without wilful misconduct or fault of the Borrower.

19.2.1  Insolvency:  If the Borrower requests to be declared in insolvency or is declared in insolvency, or is subject to any procedure of intervention, administration or insolvency liquidation, or enters into any agreement for the renegotiation of debts or for the reduction or postponement thereof.

19.2.2  Material Adverse Change:  If any Material Adverse Change of ACCIONA occurs.

19.2.3  Cross-default:  If any debt assumed by the Borrower vis-à-vis any third party, for an individual or aggregate amount higher than hundred million euros (EUR 100,000,000) is not satisfied or is accelerated, in each case, as a consequence of a non compliance.

19.2.4  Enforcement or seizure:  If any judicial, extra-judicial or administrative proceeding is initiated against the Borrower for an amount higher than hundred million euros (EUR 100,000,000), which entails the enforcement or seizure of assets of the Borrower.

19.2.5  Cessation of business or activity:  If the Borrower ceases to carry out its business or activities.

19.2.6  Non demandable obligations deriving from the Finance Documents:  If the obligations under any of the Finance Documents become or are declared non-existing, invalid or ineffective.

19.2.7  Relevant falsehood or inaccuracy of the Representations and Warranties:  If there is any relevant falsehood or inaccuracy in the data provided by or in the representations made by the Borrower under this Agreement or under any of the Finance Documents.

19.2.8  Withholding of the opinion of the auditors, negative opinion or opinion with material qualifications:  If the auditor of the Borrower does not give or denies his report or audit opinion, or issues a negative report or opinion or with material qualifications.

19.2.9  Expropriation:  If, as a consequence of a governmental intervention or an expropriation, the directors of ACCIONA are replaced, or such company looses control or ownership over its assets or businesses, or such control or ownership is restricted in a manner that it affects the ability of ACCIONA to comply with its payment obligations under the Finance Documents.

19.3  Alternatives for the Lenders

Upon the occurrence of any of the early termination events described in Clauses 19.1 and 19.2, the Lenders shall be entitled to choose between: (i) declare the early termination of all obligations of the Borrower, (ii) terminate this Agreement, or (iii) preserve the effectiveness of this Agreement and, if the case, request the specific fulfilment of all payment obligations that have been breached.

The option for the preservation of the Agreement shall not, in any manner whatsoever, limit the ability of the Lenders to declare later the acceleration and early termination of this Agreement, if the early termination event still concurs or a different one has been produced.

19.4  Termination by decision of the Majority of the Lenders: binding character

The declaration of acceleration and early termination of this Agreement shall be decided by the Majority or the Lenders and shall be binding upon the Lenders that are absent, that refrain from voting or vote against.

19.5  Individual termination without Majority of the Lenders

Each Lender shall have the right to request the acceleration or the termination of this Agreement with respect to the part that corresponds to said Lender and to enforce the same, if the Majority of the Lenders has not agreed the acceleration or the termination of the Agreement within a maximum term of twenty (20) Working Days as of (i) the date of receipt by the Agent of the request of any of the Lenders for the constitution of the Majority of the Lenders, or, if such request does not exist, (ii) the date on which the Agent notifies to the Lenders the concurrence of any cause for the acceleration.

19.6  Procedure vis-à-vis the Borrower

19.6.1  Communication to the Borrower:  Whenever the Majority of the Lenders agree to declare the acceleration or the termination of this Agreement, such decision shall be communicated to the Borrower by the Agent.

19.6.2  Term for the payment:  The Borrower shall be obliged to pay all amounts that are outstanding for whatever reason (principal, interests, fees, expenses or any other reason) under this Agreement, within the term of three (3) calendar days as of the date of the notification that, to this end, was made by the Agent.

19.6.3  Exercise of legal actions:  Once this term has lapsed without the Borrower having complied with its payment obligations with respect to all outstanding amounts, the Agent shall start the corresponding judicial claim, for which purpose the Agent shall act as representative of the Lenders.

If the Agent has not started the corresponding judicial claim after ten (10) days as of the lapsing of the three (3) calendar days term set forth in Clause 19.6.2 above, any of the Lenders shall be entitled to individually exercise the corresponding legal actions against the Borrower in order to claim the corresponding amounts.

All the Lenders undertake the obligation to grant in favour of the Agent the powers of attorney that might be necessary under the Civil Proceedings Act and the remaining applicable legislation, in order for the Agent to act on their behalf within the judicial proceedings started in accordance with this Clause or, alternatively, to appear together with the Agent, at its request, in order to enable the exercise of the rights conferred to the Lenders in accordance with the agreements adopted by the Majority of the Lenders.

19.7  Accrual of default interests

The terms set forth in Clause 19 for the cure of an confirmed early termination event and to enable the Lenders to exercise their rights under this Agreement, shall be understood, in any case, without prejudice of the Borrower’s obligation to pay to the Lenders default interests, as of the date of the non compliance with any payment obligation, or as of the date on which the Majority of the Lenders has declared the acceleration or the termination of this agreement, if this is not attributable to the non compliance with the payment obligations set forth in this Agreement.

EIGHTH SECTION

INDEMNITY AND PAYMENTS

20.	INDEMNITY FOR DAMAGES CAUSED TO THE LENDERS DUE TO THE DISRUPTION OF THE INTEREST PERIODS

Without prejudice of the possible consequences deriving from the non compliance with this Agreement, the Borrower shall pay to the Lenders the damages caused to them due to repayments or payments made on a date different from the one of the normal maturity date of the obligation, or on a date that is not an Interest Payment Date, which shall include, in any case, the Disruption or Funding Costs.

21.  PAYMENTS

21.1  Payment method

The Borrower shall make the payments outstanding under this Credit Facility Agreement in accordance with the following terms and conditions:

21.1.1  Time, hour and value date:  The payments shall be made on due date, without the need of any prior request, before noon (12:00), and with value date on such date.

21.1.2  Currency:  Payments shall be made in euros.

21.1.3  Place of payments:  Payments owed by the Borrower under this Agreement shall be performed by means of crediting their amounts on the Agent Account.

21.2 Firm and irrevocable payments

Payments shall be understood as to be made, and will release the Borrower, when their amounts have been firmly and irrevocably credited on the Agent Account, in accordance with the banking practices and legislation applicable from time to time. The Agent shall, on the same value date corresponding to the payments received from the Borrower, distribute such payments among the Lenders in the proportion corresponding to each of them.

21.3 Allocation

Payments shall be allocated as follows:

21.3.1  Allocation by topics:  Payments made by the Borrower shall be allocated towards the debts that are due, in the following order:

1. Deafault interests

2. Ordinary interests

3. Expenses and fees

4. Additional set-off as provided for in Clause 15

5. Judicial costs (“costas judiciales”) and

6. Principal

21.3.2  Allocation by dates:  Within each topic, payments shall be allocated towards the oldest debt vis-à-vis the most recent one. This notwithstanding, if for any reason a payment is allocated towards the most recent debt, this shall not entail the waiver by the Lenders of the older debt.

21.4  Proportional distribution of payments among the Lenders

21.4.1  Proportionality of payments taking into account the share of each Lender:  All payments received by the Lenders under this Agreement, whether through the Agent or, if the case, through other means, shall be in proportion to their respective shares in the Credit Facility. Any Lender that receives payments under this Credit Facility which do not respect the aforementioned proportionality shall put the amounts so received at the disposal of the Agent for the purpose of a due distribution among the Lenders.

The following cases are exempted from the provisions of this Clause 21.4.1:

(a) payments received by the Lenders in case of an individual claim (extra-judicial or, with the requirements set forth in Clause 19.5, judicial) provided for in this Financing Agreement.

(b) if any of the Lenders receives an amount higher than the one received by the remaining Lenders on the basis of article 91.5 of the Insolvency Act, provided that such Lender, prior to requesting the insolvency of the Borrower and complying with all the requirements set forth in this Agreement, has offered to the remaining Lenders the possibility of filing a joint insolvency request through the Agent and such joint request has not been decided within a term of fifteen (15) Working Days.

(c) if, within the insolvency proceeding of the Borrower and in accordance with the Insolvency Act, one or more Lenders have received an amount which is lower than the one that would proportionally correspond to them due to the fact of being a person especially related to the insolvent entity.

21.4.2  Reimbursement to the Agent:  If the Agent makes any payment as agent with the funds received as such, and these funds have not being credited firmly and irrevocably and due to this fact it has to return them or loses the ability to dispose of them, the recipients of these payments shall be obliged to immediately reimburse the Agent with value date on the date of perception.

21.5  Set-off of balances

All credit rights and balances that are capable of being set off in a broad sense and which the Borrower owns or holds by virtue of accounts, deposits or any other title, now or in the future, vis-à-vis the Lenders, shall be capable of being applied towards the payment of the responsibilities of the Borrower under this Credit Facility (all without prejudice of the imperative rules that may be applicable and, particularly, without prejudice of the provisions of the Insolvency Act).

Thus, the Lenders may, at its option, apply totally or partially said balances towards the payment of debts that are due and outstanding, by means of set-off or any of the transactions described below. To this end, said credit rights and balances shall be understood as to be due, liquid and convertible as of the non payment of any outstanding amount that is due under this Credit Facility.

21.5.1  Use of liquid assets and conversion of currencies:  The right set forth in Clause 21.5 shall be directly applicable to the credit rights and balances that are liquid or that can be made liquid easily, even if not denominated in the currency of the outstanding obligation, in which case the Lenders shall be entitled to make the corresponding conversion at the market rates then applicable.

21.5.2  Disposal of assets and conversion of currencies:  If the credit rights and balances are not liquid, the Lenders shall have the right to dispose of them at the Borrower’s risk and account, at the best possible price. The transactions described in this Clause 21.5, including, if the case, the conversion of currencies, shall be performed afterwards with respect to the net proceeds that have been obtained.

21.5.3  Return of the amounts received in excess, without prejudice of other relationships:  Notwithstanding Clause 21.4.1, if as a consequence of the transactions set forth in Clause 21.5, any of the Lenders receives an amount that is higher than the one that proportionally corresponds to its credit rights vis-à-vis the Borrower under this Credit Facility, such Lender shall only be obliged to put the excess at the disposal of Agent for its distribution among the remaining Lenders (or, if the case, to immediately return the excess to the Borrower), unless something different has to be done in light of the relationships between each Lender and the Borrower, which are not this Agreement or, in general, the Credit Facility.

NINTH SECTION

FEES AND EXPENSES

22.  FEES AND EXPENSES

22.1  Up-front fee

The Borrower shall pay to the Arrangers, through the Agent, an up-front fee, in accordance with the terms set forth in a separate letter to this Credit Facility Agreement.

22.2  Management fee

The Borrower shall pay to the Agent a management fee, in accordance with the terms set forth in a separate letter to this Credit Facility Agreement.

22.3  Taxes and expenses deriving from the Financing Agreement

The Borrower shall bear all expenses, taxes, duties, levies, charges and professional fees and any other amounts that now or in the future are originated or become a necessary and direct consequence of the execution and performance of this Agreement and, among others, without limitation, the following:

22.3.1  Legal expenses and expenses of other advisors:  The judicial or extra-judicial expenses and the professional fees of attorneys and court agents (even if when his participation is not necessary) and whatever other expenses that may become due as a consequence of the preparation, interpretation, amendment or performance of this Agreement, or of the actions necessary for the fulfilment thereof, or of the verification of the fulfilment of the obligations of the Borrower under this Agreement.

22.3.2  Fees of the notary public:  The professional fees of any kind and expenses of the public notaries that may intervene in the execution of this agreement, as well as in its amendment or in the notifications, requests or actions necessary for its fulfilment and performance.

22.3.3  Transfer expenses:  The fees and expenses normally applicable to the operational movement of funds with respect to accounts and payments as a consequence of this Agreement, including those deriving from the credited amounts, movements and transfers made in or between accounts of the Lenders and the Bank of Spain relating to this Agreement.

23.3.4  Expenses of the First Syndication:  All costs and expenses referred to under Clauses 22.3.1 and 22.3.2 incurred by the Arrangers due to the First Syndication.

TENTH SECTION

FEES AND EXPENSES

23.  AGENT

23.1  Appointment

All the Lenders appoint RBS as Agent for the purpose of this Agreement. RBS expressly accepts such appointment.

23.2  Content of the mandate

The position of the Agent as representative of the Lenders shall be determined in accordance with this Clause.

23.2.1  Mandate:  All the Lenders confer to the Agent a mandate in order for it to exercise, in the interest of the Lenders, all the rights and abilities that are granted under this agreement to the position of the agent.

In its position of attorney, the Agent shall comply with the provisions of this agreement and whatever other instructions that have been approved by the Majority of the Lenders (including refraining from enforcing any right, faculty or duty corresponding to the Agent under this Agreement).

If nothing is provided for in this Agreement, the Agent shall request instructions. If the consultation with the Lenders is not possible due to the urgency of the case at hand, the Agent shall act prudently and in the most favourable manner for the common interest of all the Lenders, in accordance with article 255 of the Code of Commerce.

23.2.2  Power of attorney:  All the Lenders grant to the Agent a power of attorney in order for him to exercise, in the name and on behalf of all the Lenders, vis-à-vis the Borrower and any third party, all the decisions and instructions approved by the Majority of the Lenders. Particularly, the Lenders grant to the Agent a power of attorney in order for him to certify the outstanding balance of the Borrower under this Agreement (referred to in Clause 25.1) in order to enforce this Agreement.

The Agent has no power of attorney to act beyond the provisions expressly contained in this Agreement, nor is he a fiduciary of the Lenders.

23.2.3  Releasing effect of the payments made to the Agent.  As a consequence of the mandate and the power of attorney granted to the Agent, the payments of any kind under this agreement shall be made by the Borrower to the Agent, having full releasing effect for the Borrower as if they would have been received by the Lender in the corresponding proportions.

23.2.4  Full effect of the notifications made to the Agent:  As a consequence of the mandate and the power of attorney granted to the Agent, any notification between the Borrower and the Lenders shall be made through the Agent, and any notification to the Agent or received by it shall have the same effects as if it would have been made to the Lenders o received by them.

23.3  Liability of the Agent vis-à-vis the Lenders

The liability of the Agent as attorney shall be determined in accordance with the following:

23.3.1  No liability for the non performance of the Credit Facility:  The Agent shall not be liable to the Lenders with respect to the validity, enforceability or fulfilment of this agreement or any agreement related or linked to this Agreement.

23.3.2  No liability for compliance with instructions:  The Agent shall not be liable if it observes the instructions approved by the Majority of the Lenders, in accordance with article 254 of the Code of Commerce.

23.3.3  Liability due to wilful misconduct or gross negligence:  The Agent shall have no other liability that the one deriving from actions resulting from wilful misconduct or gross negligence.

23.3.4  Communication duty without obligation to confirm:  The communication obligations of the Agent shall be limited to inform each Lender about any document related to the Credit Facility that it has received, and about any other notice or notification that it has received and that may constitute an early termination event. The Agent shall not be obliged to confirm the reliability of any received information, or obliged to confirm the compliance with this agreement by any of the parties thereto.

23.3.5  No liability of the directors, managers or employees of the Agent vis-à-vis the Lenders:  The Lenders undertake to refrain from bringing any legal claim against any director, member of the board of directors, manager or employee of the Agent related to the duties of the Agent under this agreement, unless such claims are a consequence of an action resulting from wilful misconduct or gross negligence of the directors, members of the board of directors, managers or employees vis-à-vis the Lenders.

23.4  Reimbursement of amounts to the Agent

The Lenders shall immediately reimburse the Agent, in proportion to their shares in the Credit Facility, any disbursement made by the Agent under this Agreement in the common interest of the Lenders, regardless from the favourable or negative outcome of the action or measure that gave raise to the disbursement. The Agent shall be authorised to withhold, out of the payments to be made to the Lenders for any reason, the mentioned amounts.

23.5  Resignation of the Agent

23.5.1  Voluntary resignation:  The Agent shall be entitled to resign from its office by means of a written notification to the remaining Lenders and to the Borrower. However, its resignation shall be effective as of the date of appointment of the new Agent and the acceptance of the appointed entity.

23.5.2  Appointment of the new Agent by the Majority of the Lenders:  In case of resignation, the new Agent shall be appointed by the Majority of the Lenders.

All the Lenders grant their consents and approvals to the appointment of the Agent that the Majority of the Lenders may decide in the future, and ratify the mandate and the power of attorney conferred under this Clause 23.

23.5.3  Alternative appointment of a new Agent by the resigning Agent:  If within the thirty (30) days following the notification of resignation of the Agent the Majority of the Lenders would have not appointed a new Agent or the newly appointed Agent would have not accepted its duties, then the Agent shall appoint by himself the new Agent among the Lenders.

23.5.4  Prior consultation with the Borrower:  The appointment of the new Agent shall be consulted with the Borrower, regardless from whether the appointment is made by the Majority of the Lenders or by the former Agent.

23.5.5  Resignation and appointment in a public document:  The resignation of the Agent and the appointment of a new Agent shall be made in a public document.

23.5.6  Equal terms of the mandate for the new Agent:  The new Agent shall have the same rights, faculties and duties than the former Agent.

23.5.7  No repercussion of expenses to the Borrower:  The expenses incurred as a consequence of the resignation and appointment of the Agent shall not be borne by the Borrower.

23.6  Dismissal of the Agent

23.6.1  Cases of and requirements for the dismissal of the Agent:  The Majority of the Lenders shall be entitled to agree the dismissal of the Agent due to an important non compliance or due to constant disagreements with the remaining Lenders, provided that simultaneously another Agent is appointed among the Lenders, and that the entity so appointed accepts such appointment.

23.6.2  Reference to the regime of replacement due to resignation:  The appointment and the regime applicable to the new Agent in case of dismissal shall be ruled, mutatis mutandis, by Clauses 23.5.2, 23.5.4 and 23.5.7.

ELEVENTH SECTION

ASSIGNMENT

24.  ASSIGNMENT

24.1  Prohibition of assignment by the Borrower

The Borrower shall not assign or charge its rights or obligations under this Credit Facility Agreement, totally or partially, without the prior, express and written consent of the Lenders.

24.2  Assignment by the Lenders: requirements

Each Lender shall only be entitled to assign or charge its position as lender under this Agreement, totally or partially and with effectiveness vis-à-vis the Borrower and the remaining Lenders, to other credit institutions, subject to complying with the following:

24.2.1  The assignment shall be notified to the Agent at least seven (7) days prior to its effective date. Likewise, the Agent shall communicate such notification to the Borrower within the next working day following its receipt.

24.2.2  The Assignee shall have a rating better than “A” Standard and Poors or its equivalent of other credit rating agencies.

24.2.3  The assigned amount shall be at least ten million euros (EUR 10,000,000), or a greater amount which is a whole multiple of five million euros (EUR 5,000,000), unless it is a smaller amount which represents the total share of the assignor in the outstanding Maximum Amount of the Credit Facility.

24.2.4  The effective date of the assignment shall coincide with an Interest Payment Date, unless the Agent authorises something different.

24.2.5  The assignment may not give raise to any additional costs for the Borrower in relation with the existing position with respect to the assignor, considering the existing or concurring circumstances at the date on which the assignment shall be effective.

24.2.6  The assigning Lender or the assignee shall have/has paid to the Agent, no later that the effective date of the assignment, an assignment fee amounting thousand five hundred (1,500) euros.

TWELFTH SECTION

EVIDENCE OF THE DEBT AND ENFORCEMENT ACTION

25.  ACCOUNTS

25.1  Agent Account

The Agent shall open and keep in its accountancy an account for the Borrower regarding the Credit Facility subject to this Agreement. On such account it shall charge the amounts drawn down from the Credit Facility, as well as the interests, fees, expenses, default interests, additional costs and whatever other amounts which payment may correspond to the Borrower with respect to the Credit Facility. The Agent shall further credit on it the amounts received in accordance with Clause 21, so that the balance of said account reflects the amount owed by the Borrower from time to time under the Credit Facility Agreement.

25.2  Account of each Lender

Each Lender may open and keep in its accountancy a special account for the Credit Facility subject to this Agreement. On such account it shall charge its share in the amount of the Credit Facility and its share in the interests, fees, expenses, default interests, additional costs and whatever other amounts which payment may correspond to the Borrower with respect to the Credit Facility. Each Lender shall credit on such account all amounts received from the Borrower, through the Agent, so that the balance reflects the amount owed by the Borrower to each Lender from time to time.

It is hereby clarified that the opening and keeping by each of the Lenders of the credit account referred to in this Clause 25.2 shall not be assimilated to the opening and keeping of ordinary current accounts.

25.3  Keeping of accounts in case of assignment

In the case of an assignment under Clause 24 above, the assignor shall cancel, totally or partially, the referred account, the assignee being entitled to open the corresponding account.

26.  ENFORCEMENT OF THE FINANCING AGREEMENT

26.1  Fixing of the liquid amount

For the case that the Lenders decide to exercise the ordinary enforcement procedure foreseen in articles 517 and subsequent of Act 1/200, of January 7, on Civil Proceedings, it is hereby agreed that, for the purpose of articles 572 and 573, the amount due shall result from the liquidation made by the Agent on the basis of the account referred to in Clause 25.1.

26.1.1  Liquidation made by the Agent:  For the exercise of the enforcement action the following shall be sufficient: the delivery of this Agreement, raised to the status of public document, together with (i) the certification issued by the Agent on behalf of the Lenders, by virtue of which it is evidenced that the outstanding balance coincides with the one of the account referred to in Clause 25.1, and that the calculation of the debt has been made in the form agreed among the parties; such certification or certifications shall be incorporated to a public deed granted before a notary public, and (ii) the document which evidences that the amount due has been notified to the Borrower.

26.1.2  Primacy of the liquidation made by the Agent:  Once the Agent has made the liquidation of the account referred to in Clause 25.1 with respect to the whole Credit Facility, the Lenders shall not be entitled to provide individual liquidations on the basis of the account referred to in Clause 25.2.

26.1.3  Individual calculations by any Lender:  If, before the Agent has provided the liquidation of the account referred to in Clause 25.1, any of the Lenders enforces individually and judicially this Credit Facility with respect to its share, it is hereby agreed that the amount due shall be the one resulting from the liquidation made by the relevant Lender on the basis of the account referred to in Clause 25.2. Once this individual liquidation has been made, the liquidation that may be issued afterwards by the Agent of the account referred to in Clause 25.1 shall not include the amount corresponding to the Lender or Lenders that may have performed an individual enforcement.

26.1.4  Total or partial liquidation without waiver:  The liquidations referred to in Clauses 26.1.1 and 26.1.3 may include all the topics or part of them. This does not entail any waiver, particularly, of the expenses and the outstanding amounts in accordance with Clauses 15.2, 16 and 22.

26.1.5  Interests and variable equivalences:  For the purpose of article 574 of the Civil Proceedings Act, the calculation of interests and variable equivalences shall be made in accordance with Clause 9.

26.1.6  Opposition of the Borrower:  The Borrower may nor disagree or question the liquidations or calculations made by the Agent or by the Lenders that perform an individual enforcement of their rights, in accordance with Clauses 26.1.1 and 26.1.3 respectively, unless done so on the grounds set forth in article 557 of the Civil Proceedings Act.

26.1.7  Expenses of the liquidation:  All taxes and expenses incurred by reason of the public deed or the intervention of the notary public referred to in this Clause shall be borne by the Borrower.

26.2  Procedure and general and special enforcement methods

The Lenders may, with respect to the assets of the Lender, use at any time as many enforcement procedures or methods that are foreseen in the law.

26.3  Other provisions

The following provisions shall apply in case of enforcement:

26.3.1  Power of attorney for the Agent in order to issue copies:  The Agent is hereby empowered by all parties in order to request copies of this document, for the purpose of article 517.4 of the Civil Proceedings Act. It shall be understood that all parties agree with the issuance of said copies.

26.3.2  Address for notifications:  For the purpose of requests and notifications, the Address of the Borrower shall be the one indicated in Clause 27.1.

THIRTEENTH SECTION

MISCELLANEOUS

27.  MISCELLANEOUS

27.1  Communications and addresses

Any notification or communication that shall be made between the parties under this agreement shall be made in writing to the addresses indicated at the beginning of this Agreement, by means of a letter, fax or any other mean. The communication shall only be considered as known by the addressee if its receipt is evidenced.

In this regard, the parties indicate the following fax numbers and the name and office of the persons to which the communication shall be addressed, as well as, with respect to the Lenders, the accounts in order to make the payments among them.

For the Borrower

ACCIONA, S.A.

CONTACT DETAILS

Contact for the purpose of sending documentation:	Juan Gallardo/José Ángel Tejero
Address to which the documentation shall be sent:	Avda. Europa 18 Parque Empresarial La Moraleja 28018 Alcobendas Madrid
Phone:	91.663.23.55
Fax:	91.663.29.29
E-mail:

For the Issuing Banks and the Counterguaranteeing Entities

THE ROYAL BANK OF SCOTLAND, PLC

DOCUMENTATION

Contact for the purpose of sending documentation:	Javier Sierra/Lucía Rodríguez Bartolomé
Address to which the documentation shall be sent:	Edificio Serrano 49, C/ José Ortega y Gasset 7, 28006 Madrid
Phone:	+ 34 91 438 51 52 / 91 438 51 75
Fax:	+ 34 91 438 53 07
E-mail:	Lucia.rodriguez-bartolome@rbos.com/ Javier.sierrasopranis@rbos.com

CONTACT DETAILS FOR OPERATIVE CUESTIONS

Name:	Henny de Lathauwer/Soledad Vallejo
Address:	Edificio Serrano 49, C/ Ortega y Gasset 7, 28006 Madrid
Phone:	034 91 43851 29 / +34 91 438 51 33
Fax:	+34 91 438 53 07
E-Mail:	Henny.delathauwer@rbos.com/ RBSMadrid-MiddleOffice@rbos.com

Please for operative question always copy:

Name:	Georgina Chave/Alison Edkins
Address:	2 1/2 Devonshire Square London, EC2M 4BB
Phone:	+44 207 672 6339/ +44 204 672 63 38
Fax:	+44 207 615 01 53
E-Mail:	Henny.delathauwer@rbos.com/ Soledad.vallejosanz@rbos.com

CONTACT DETAILS FOR PAYMENTS AND COLLECTIONS IN EUROS

Name of the entity:	Bank Name: The Royal Bank id Scotland plc
Swift: RBOSBG2L
IBAN* GB29RBOS16107010091313
Swift Code: RBOSGB2LGLO — Royal Bank of Scotland GLO, London Reference: GLO/Acciona OPA (* please note that IBAN should not be quoted when using an Interbank SWIFT message type MT202)
Contact:	Alison Edkins/Georgina Chave

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

DOCUMENTATION

Contact for the purpose of sending documentation:	Javier Granero
Address to which the documentation shall be sent:	Vía de los Poblados s/n Planta 4, 28033 Madrid
Phone:	91-537 73 14
Fax:	91-374 41 40
E-mail:	jgranero@grupobbva.com

CONTACT DETAILS FOR OPERATIVE CUESTIONS

Name:	Javier Granero
Address:	BBVA — Administración Mercado de Capitales Vía de los Poblados s/n 4[o] planta 28033 Madrid Spain
Phone:	91-537 73 14
Fax:	91-374 41 40
E-Mail:	jgranero@grupobbva.com

CONTACT DETAILS FOR PAYMENTS AND COLLECTIONS IN EUROS

Name of the entity:	BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
Account number (OMF):	0182
Contact:	Javier Granero

BANCO SANTANDER CENTRAL HISPANO, S.A.

DOCUMENTATION

Contact for the purpose of sending documentation:	Raúl Osuna Menéndez /Inés García Revilla
Address to which the documentation shall be sent:	Área Soluciones de Financiación Ciudad Grupo Santander Edificio Amazonia 2[o] Planta 28660 Boadilla del Monte (Madrid)
Phone:	91 289 12 59 / 91 289 31 88
Fax:	91 257 16 17
E-mail:	rosuna@gruposantander.com/ inegarcia@gruposantander.com

CONTACT DETAILS FOR OPERATIVE CUESTIONS

Name:	José Manuel Llorente/Pedro de Miguel / Maribel Centeno
Address:	Ciudad Grupo Santander, Edificio Marisma Planta Baja 28660 Boadilla del Monte Madrid
Phone:	91 289 30 12 / 91 289 30 13 / 91 289 47 89
Fax:	91 257 11 64 / 91 257 11 65 / 91 257 10 86/ 91 257 16 36
E-Mail:	Backofficesindicados.madrid@sinvest.es josmllorente@gruposantander.com micenteno@gruposantander.com

CONTACT DETAILS FOR PAYMENTS AND COLLECTIONS IN EUROS

Name of the entity:	Banco Santander Central Hispano, S.A.
Código SWIFT:	BSCHESMM
OMF:	0049

CALYON, SUCURSAL EN ESPAÑA

DOCUMENTATION

Contact for the purpose of sending documentation:	Rolando Menor Aguilera / Isabel López Fernández
Address to which the documentation shall be sent:	Paseo de la Castellana, 1 (28046 Madrid)
Phone:	91 432 72 00
Fax:	91 432 75 08
E-mail:	Isabel.lopez@es.calyon.com

CONTACT DETAILS FOR OPERATIVE CUESTIONS

Name:	Ma Teresa García García / José Antonio Hernán
Address:
Phone:	91 432 73 85 / 91 432 73 32
Fax:	91 432 73 10 / 91 432 73 11
E-Mail:	Maite.garcia@es.calyon.com

NATIXIS, S.A. SUCURSAL DE ESPAÑA

DOCUMENTATION:

Contact for the purpose of sending documentation:	Ricardo Teissiere
Address to which the documentation shall be sent:	Paseo de Recoletos 7 — 9 28004 Madrid / España
Phone:	34 91 837 47 54
Fax:	34 91 837 47 81
E-mail:	Ricardo.teissiere@es.nxbp.com

CONTACT DETAILS FOR OPERATIVE CUESTIONS

Name:	Esther Campos/Karine Rodríguez
Address:	Paseo de Recoletos 7-9 // 28004 Madrid
Phone:	34 91 837 47 25 / 20
Fax:	34 91 837 47 80
E-Mail:	matexis@es.nxbp.com

CONTACT DETAILS FOR PAYMENTS AND COLLECTIONS IN EUROS

Name of the entity:	Cuenta Tesorera BdE // ESPBESMM for international payments
BIC	BFCEESMM
IBAN	ES18 9000 0001 2000 141
Account number	1479

27.2  Amendment

None of the parties may allege an amendment of this Agreement, if such amendments has not been made in writing and has been duly signed by the other party.

28.  LAW AND JURISDICTION

28.1  Applicable Law

This Agreement shall be governed by the Spanish law.

28.2  Jurisdiction

The parties refer to the Courts and Tribunals of the city of Madrid, waiving whatever other jurisdiction they could be entitles to (provided that such waiver is legally possible).

29.  CONFIDENTIALITY

The Lenders undertake not to disclose to third parties any information relating to this Agreement, unless in the case of a judicial or administrative request or in order to comply with the applicable law. Such prohibition shall not be applicable to third parties interested in acquiring a share in this Agreement, that are suitable in accordance with Clause 24 above, provided that said third parties have previously executed a confidentiality agreement (in such case, the authorisation to disclose the information to said third parties shall be extended to their existing or potential partners or, in the case of FTAs, CLOs and CDOs, investors, without the need of any additional action by them).

30.  PUBLIC DOCUMENT

The parties hereby raise this document to the status of public document by means of a public deed executed before the notary public of Madrid, Mr. José Miguel García Lombardía, with the aim that all outstanding amounts under this Agreement are qualified as deed credit (“crédito escriturario”) for the purposes of articles 517.2.4 and 572 and 574 of the Civil Proceedings Act and the remaining applicable laws.

SIGNATURE PAGES FOLLOW